SPICER JEFFRIES LLP
Certified Public Accountants
4601 DTC BOULEVARD • SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of Guru Favorite Stocks ETF (a “Fund”) the use of our report dated January 27, 2023 relating to our audit of the financial highlights for the period from December 16, 2021 (commencement of operations) through November 30, 2022 and to the reference to our Firm, the Prior Firm, the Trust’s “independent registered public accounting firm”.

/s/ SpicerJeffries LLP

Denver, Colorado
March 31, 2024